As filed with the Securities and Exchange Commission on April 5, 2021
Registration No. 333-228024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APEX GLOBAL BRANDS INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-4182437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard
Sherman Oaks, CA 91411
(818) 908-9868
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Henry Stupp
Chief Executive Officer
5990 Sepulveda Blvd.
Sherman Oaks, California 91411
(818) 908-9868
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Scott M. Stanton
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Drive, Suite 300
San Diego, CA 92130
(858) 314-1500
Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:
Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Apex Global Brands Inc. (the “Company”) on Form S-3 (Registration No. 333-228024), filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2018 (the “Registration Statement”), which registered the offering of up to $10,000,000 of shares of common stock, par value $0.02 per share (“Common Stock”), shares of preferred stock, warrants exercisable for debt securities, Common Stock or preferred stock, debt securities and units of Common Stock, preferred stock, warrants or debt securities, in any combination.
On April 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of February 16, 2021 (the “Merger Agreement”), by and among the Company, Galaxy Universal LLC (“Parent”), Galaxy Apex Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) and Eugene Robin, solely in his capacity as Credit Party Representative, Merger Sub merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).  As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.
In connection with the Merger and other transactions contemplated by the Merger Agreement, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherman Oaks, State of California, on this 5th day of April, 2021.

APEX GLOBAL BRANDS INC.

By:	/s/ Henry Stupp

Name:	Henry Stupp
Title:	Chief Executive Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended. Po